10172 Linn Station Road
Louisville, Kentucky 40223

April 13, 2012

Dear NTS Mortgage Income Fund Stockholders:

We are writing to provide an update on the Fund’s activities since our last letter concerning the status of the Fund's liquidation.

Disposition of Fund Assets

The Fund continues its efforts to market its Fawn Lake development. A number of parties have considered acquiring all, or part, of the Fawn Lake development. As of this letter, there is no updated information to provide beyond that which has already been communicated regarding the sale of Fawn Lake assets.

Florida Commercial Land

The 11 acres of land owned by the Orlando Lake Forest Joint Venture (A Florida joint venture in which the Fund owns a 50% interest)(“OLFJV”) were initially zoned for commercial development. Approval was received changing the zoning of this land to permit multifamily use. The Lake Forest Homeowners Association (“HOA”) unsuccessfully opposed the zoning change. The HOA filed a lawsuit in the Circuit Court of Seminole County, Florida to circumvent the zoning decision and deny or delay development of the land. The Court ruled in favor of the Plaintiff’s Motion for Summary Judgment on March 12, 2012.  On March 14, 2012, OLFJV filed a Notice of Appeal with the Court appealing the lower Court’s ruling to the Fifth District Court of Appeal (the “Appeal”).  It is not possible to predict the outcome of the Appeal at this time, but if determined adversely against the Fund’s interests, it could have a material, negative impact on the Fund’s net assets in liquidation and on any potential liquidating distributions.

Amended Plan of Dissolution and Liquidation

As previously reported, in accordance with the Fund’s organizational documents in December 2008, the Fund adopted a Plan of Dissolution and Complete Liquidation of NTS Mortgage Income Fund (“Plan of Liquidation”) and filed a certificate of dissolution with the Delaware Secretary of State. Since then, the Fund has been in the process of the orderly liquidation of its assets and liabilities. The Fund was unable to complete its liquidation within the Delaware three-year statutory period ending on December 31, 2011, primarily due to its inability to liquidate its single largest asset, the Fawn Lake development.

On November 30, 2011, the Board adopted an Amended Plan of Dissolution and Complete Liquidation of NTS Mortgage Income Fund (the “Amended Plan”). The Amended Plan serves to change the latest date stock transfers can occur in the Fund. The Amended Plan is revised so that the Fund will close its stock transfer books and discontinue recording transfers of shares of stock of the Company no later than the earliest to occur of the following events: (i) the close of business on the record date fixed by the Board for the final liquidating distribution, (ii) the close of business on the date on which the remaining assets of the Company are transferred to the Trust as provided in Section 8 of the Amended Plan, or (iii) April 30, 2012. Thereafter, certificates representing common stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

The Fund, in accordance with Delaware law, filed a petition with the Delaware Chancery Court for an extension of its deadline for liquidation of its assets for 60 days or until June 30, 2012, to permit completion of transactions to purchase all or some of the Fawn Lake assets with NTS Development and NVR Homes. On April 11, 2012, the Fund received approval of the extension of its deadline for liquidation of its assets to June 30, 2012 from the Delaware Chancery Court. The Fund does not currently anticipate the entire additional 60 days will be necessary to complete the transactions necessary to effectuate the transactions with NTS Development or NVR Homes.

Future Reports

The Fund will continue to disclose material events and information by filing current reports on Form 8-K with the Securities and Exchange Commission (“SEC”) as appropriate. The Fund anticipates that it will also continue to provide periodic informational reports to stockholders in the form of letters like this, and that these informational reports will be disclosed to the public through Form 8-K filings with the SEC, as appropriate or on our website. Further information about the Fund, including previously distributed reports, can be obtained free of charge on our website at www.ntsdevelopment.com. If you have further questions, you may also contact our Investor Services Department at 1-800-928-1492.

Very truly yours,

NTS Mortgage Income Board of Directors

Some of the statements included in this letter should be considered “forward-looking statements” because the statements relate to matters which have not yet occurred. For example, phrases such as “we anticipate,” “believe,” or “expect” indicate that it is possible that the event anticipated, believed or expected may not occur. If these events do not occur, the result which we expected also may, or may not, occur in a different manner, which may be more or less favorable. We do not undertake any obligation to update these forward-looking statements. Any forward-looking statements included in this letter reflect our best judgment based on known factors, but involve risk and uncertainties. Actual results could differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including but not limited to those described in our filings with the Securities and Exchange Commission. Any forward-looking information provided by us pursuant to the safe harbor established by the private Securities Act of 1995 should be evaluated in the context of the factors.